Exhibit 10.40

Protein Design Labs, Inc.

Executive Retention and Severance Plan

Adopted October 10, 2001

    Establishment and Purpose
      Establishment. The Protein Design Labs, Inc. Executive Retention and Severance Plan (the "Plan") is hereby established by the Compensation Committee of the Board of Directors of Protein Design Labs, Inc. effective October 10, 2001 (the "Effective Date").
      Purpose. The Company draws upon the knowledge, experience and advice of its Officers and Key Employees in order to manage its business for the benefit of the Company's stockholders. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances in the Company's industry, the topic of compensation and other employee benefits in the event of a Change in Control is an issue in competitive recruitment and retention efforts. The Committee recognizes that the possibility or pending occurrence of a Change in Control could lead to uncertainty regarding the consequences of such an event and could adversely affect the Company's ability to attract, retain and motivate its Officers and Key Employees. The Committee has therefore determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of its Officers and Key Employees notwithstanding the possibility or occurrence of a Change in Control by establishing this Plan to provide designated Officers and Key Employees with enhanced financial security in the event of a Change in Control. The purpose of this Plan is to provide its Participants with specified compensation and benefits in the event of a Change in Control or termination of employment under circumstances specified herein upon or following a Change in Control.
    Definitions and Construction
      Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:
        "Annual Base Salary" means an amount equal to a Participant's aggregate base salary for a period of twelve (12) months determined at the greater of (1) the Participant's base salary rate in effect immediately prior to the Participant's Termination Upon a Change in Control or (2) the Participant's base salary rate in effect immediately prior to the applicable Change in Control. Annual Base Salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.
        "Annual Bonus" means an amount equal to the greatest of (1) the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Change in Control, (2) the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Participant's Termination Upon a Change in Control, or (3) the aggregate of all annual bonuses that would be earned by the Participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Participant's Termination Upon a Change in Control.
        "Benefit Period" means (1) with respect to a Participant who is the Chief Executive Officer, a period of three (3) years, (2) with respect to a Participant who is an Executive Committee Member (other than the Chief Executive Officer), a period of two (2) years, and (3) with respect to a Participant who is a Key Employee or an Officer who is not an Executive Committee Member, a period of one (1) year.
        "Board" means the Board of Directors of the Company.
        "Cause" means the occurrence of any of the following, as determined in good faith by a vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board):
          the Participant's theft of property of the Company Group, act of dishonesty or fraud against the Company Group, or intentional falsification of any employment or other record of the Company Group;
          the Participant's improper use or disclosure of confidential or proprietary information of the Company Group;
          the Participant's gross negligence or willful misconduct in the performance of the Participant's assigned duties (but not mere unsatisfactory performance); provided, however, that (i) the conduct described in this subparagraph (3) shall not constitute "Cause" unless such conduct has not been cured within ten (10) days following the Participant's receipt of written notice from the Board identifying the conduct which the Board believes in good faith will constitute "Cause" if not cured and (ii) no act or failure to act on the part of the Participant shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interests of the Company Group; or
          the Participant's conviction (including any plea of guilty or nolo contendere) of a felony which materially impairs the Participant's ability to perform his or her duties with the Company Group.
        "Change in Control" means, except as otherwise provided in the Participation Agreement applicable to a given Participant, the occurrence of any of the following:
          any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of (i) the outstanding shares of common stock of the Company or (ii) the total combined voting power of the Company's then- outstanding securities entitled to vote generally in the election of directors;
          the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;
          the sale or disposition of all or substantially all of the Company's assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or
          a change in the composition of the Board within any consecutive two-year period as a result of which fewer than a majority of the directors are Incumbent Directors.
        "Change in Control Period" means a period commencing upon the consummation of a Change in Control and ending on (1) the third anniversary of the date of such consummation in the case of a Participant who is the Chief Executive Officer, (2) the second anniversary of the date of such consummation in the case of a Participant who is an Officer other than the Chief Executive Officer or (3) the first anniversary of the date of such consummation in the case of a Participant who is a Key Employee.
        "Chief Executive Officer" means the individual who, immediately prior to the consummation of a Change in Control, serves as the Company's Chief Executive Officer as appointed by the Board.
        "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.
        "Committee" means the Compensation Committee of the Board.
        "Company" means Protein Design Labs, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.
        "Company Group" means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.
        "Disability" means a Participant's incapacity due to physical or mental injury or illness as a result of which the Participant has been absent from the full-time performance of the Participant's duties with the Company Group for a period of six (6) consecutive months, or for shorter periods aggregating to eight (8) months within any twelve-month period; provided that the Company shall have given the Participant notice of a possible termination of employment for Disability and the Participant shall not have returned to the full-time performance of the Participant's duties within thirty (30) days after such notice is given.
        "Executive Committee Member" means an Officer who, immediately prior to the consummation of a Change in Control, serves as a member of the Company's Executive Committee.
        "Good Reason" means the occurrence of any of the following conditions upon or following a Change in Control, without the Participant's informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to the Company from the Participant of such condition(s):
          assignment of the Participant to a position that is not a Substantive Functional Equivalent of the position which the Participant occupied immediately prior to the Change in Control;
          a decrease in the Participant's Annual Base Salary or target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant);
          any failure by the Company to pay to the Participant any material portion of the Participant's compensation within seven (7) days of the date on which such compensation is due to be paid;
          any failure by the Company to (i) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company Group's life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (ii) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant;
          the relocation of the Participant's work place for the Company Group to a location that increases the regular commute distance between the Participant's residence and work place by more than fifteen (15) miles (one-way), or the imposition of travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the Change in Control; or
          any material breach of this Plan by the Company with respect to the Participant.

        The existence of Good Reason shall not be affected by the Participant's temporary incapacity due to physical or mental illness not constituting a Disability. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any condition constituting Good Reason hereunder. For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership.

        "Incumbent Director" means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
        "Key Employee" means an individual, other than an Officer, who, immediately prior to the consummation of a Change in Control, is employed by the Company Group and has been designated by the Board or the Committee as eligible to participate in the Plan.
        "Officer" means an individual who, immediately prior to the consummation of a Change in Control, serves as an officer of the Company as appointed by the Board.
        "Option" means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, whether granted before or after a Change in Control.
        "Participant" means each Officer and each Key Employee designated by the Committee to participate in the Plan, provided such individual has executed a Participation Agreement.
        "Participation Agreement" means an Agreement to Participate in the Protein Design Labs, Inc. Executive Retention and Severance Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant. For example, a Participation Agreement may limit the duration of a Participant's participation in the Plan or may modify the definition of "Change in Control" with respect to a Participant.
        "Release" means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns in substantially the form attached hereto as Exhibit B, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 8 hereof.
        "Restricted Stock" means any shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member or acquired upon the exercise of an Option, whether such shares are granted or acquired before or after a Change in Control, including any shares issued in exchange for any such shares by a Successor or any other member of the Company Group.
        "Retiree Medical Plan" means any medical and/or dental insurance benefit plan established by the Company for the benefit of any group of employees (including covered dependents) who retire from employment with the Company under the terms and conditions specified by such plan.
        "Substantive Functional Equivalent" means an employment position occupied by a Participant after a Change in Control that:
          is in a substantive area of competence (such as, accounting, executive management, finance, human resources, marketing, sales and service, or operations, etc.) that is consistent with the Participant's experience and not materially different from the position occupied by the Participant immediately prior to the Change in Control;
          allows the Participant to serve in a role and perform duties that are functionally equivalent to those performed immediately prior to the Change in Control (such as, business unit executive with profit and loss responsibility, product line manager, marketing strategist, geographic sales manager, executive officer, etc.);
          with respect to a Participant who is an Executive Committee Member, carries a title in the Company or an equivalent business unit of its parent that does not connote a lesser rank or corporate role than the title held by such Participant immediately prior to the Change in Control;
          with respect to a Participant who is an Executive Committee Member, reports directly to an executive officer or the board of directors of the Company, its parent or an equivalent business unit of its parent that is no less senior than the executive officer or board of directors, as the case may be, to whom the Participant reported at the Company immediately prior to the Change in Control; and
          does not otherwise constitute a material, adverse change in the Participant's responsibilities or duties, as measured against the Participant's responsibilities or duties prior to the Change in Control, causing it to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent.
        "Successor" means any successor in interest to substantially all of the business and/or assets of the Company.
        "Termination Upon a Change in Control" means the occurrence of any of the following events:
          termination by the Company Group of the Participant's employment for any reason other than Cause during the applicable Change in Control Period; or
          the Participant's resignation for Good Reason during the applicable Change in Control Period from all capacities in which the Participant is then rendering service to the Company Group; or
          in the case of a Participant who is the Chief Executive Officer, the Participant's resignation for any reason or no reason during the applicable Change in Control Period from all capacities in which the Participant is then rendering service to the Company Group;

      provided, however, that Termination Upon a Change in Control shall not include any termination of the Participant's employment which is (i) for Cause, (ii) a result of the Participant's death or Disability, or (iii) a result of the Participant's voluntary termination of employment other than for Good Reason (except with respect to a Participant who is the Chief Executive Officer as provided in subsection (3) above).

      Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.
    Eligibility

    The Board or Committee shall designate those Officers and Key Employees who shall be eligible to become Participants in the Plan.

    Treatment of Options and Restricted Stock Upon a Change in Control
      In General. Notwithstanding any provision to the contrary contained in any agreement evidencing an Option or shares of Restricted Stock granted to a Participant, in the event of a Change in Control, the vesting and exercisability of each outstanding Option and the vesting of shares of Restricted Stock held, in either case, by those Participants designated below shall be accelerated to the extent set forth below, effective immediately prior to but conditioned upon the consummation of the Change in Control.
        Chief Executive Officer. If the Participant is the Chief Executive Officer, such vesting and exercisability shall be accelerated in full so that each Option and share of Restricted Stock held by such Participant shall be immediately exercisable and fully vested.
        Executive Committee Member. If the Participant is an Executive Committee Member (other than the Chief Executive Officer), such vesting and exercisability shall be accelerated to the extent of fifty percent (50%) of the number of shares subject to each future vesting installment called for under the agreement(s) evidencing Options and/or shares of Restricted Stock held by such Participant, and the balance of the shares subject to each such future vesting installment shall remain subject to vesting at the same time or times called for under such agreement(s). For example, assuming an Option under which 100 shares would otherwise vest and become exercisable on the first day of each of the 24 calendar months following the consummation of a Change in Control, the application of this Section 4.1(b) would result in the acceleration of vesting of 1,200 shares effective immediately prior to the consummation of such Change in Control. The remaining 50 shares subject to each future vesting installment would vest on the first day of each of the subsequent 24 calendar months in accordance with the terms of the agreement evidencing such Option.
      Acceleration of Vesting Upon Non-Assumption of Options. Notwithstanding any provision to the contrary contained in any agreement evidencing an Option granted to a Participant, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiring Corporation"), fails either to assume the Company's rights and obligations under any then-outstanding Options held by the Participant or to substitute for such Options substantially equivalent options for the Acquiring Corporation's stock, the vesting and exercisability of each such Option shall be accelerated to the extent set forth below, effective immediately prior to but conditioned upon the consummation of the Change in Control. Notwithstanding the foregoing, the provisions of Section 4.1 and not this Section 4.2 shall apply to Options held by any Participant designated in Section 4.1 if that Section's provisions would confer a greater benefit with respect to such Options than this Section 4.2. In no event shall the vesting or exercisability of any Option exceed one hundred percent (100%) of the number of shares initially subject to the Option (as the same may be adjusted from time to time in connection with changes in the capital structure of the issuer pursuant to the provisions of such agreement).
        If Employed Less Than Two Years. If, on the date of the consummation of a Change in Control, a Participant has been employed by the Company Group for a period of less than two (2) years, then, to the extent that this Section 4.2 is applicable to any Options held by the Participant, the vesting and exercisability of such Options shall be determined by crediting the Participant with two (2) years of employment in addition to the Participant's actual term of employment with the Company Group.
        If Employed Two or More Years. If, on the date of the consummation of a Change in Control, a Participant has been employed by the Company Group for a period of two (2) or more years, then, to the extent that this Section 4.2 is applicable to any Options held by the Participant, the vesting and exercisability of such Options shall be accelerated in full so that each such Option shall be immediately exercisable and fully vested.
    Severance Benefits

    In the event of a Participant's Termination Upon a Change in Control and provided that the Participant has executed and not revoked a Release at the time of such Termination Upon a Change in Control, the Participant shall be entitled to receive, in addition to all compensation and benefits earned by the Participant through the date of the Participant's termination of employment, the following severance payments and benefits:

      Salary and Bonus. Within thirty (30) days following the later of the Participant's termination of employment or the last day following the Participant's execution of the Release that the Participant may, by its terms, revoke such Release, the Company shall pay to the Participant in a lump sum cash payment an amount equal to (a) the sum of the Participant's Annual Base Salary and Annual Bonus multiplied by (b) the number of years in the Benefit Period applicable to the Participant.
      Health and Life Insurance Benefits. For the period commencing immediately following the Participant's termination of employment and continuing for the duration of the Benefit Period applicable to the Participant, the Company shall arrange to provide the Participant and his or her dependents with health (including medical and dental) and life insurance benefits substantially similar to those provided to the Participant and his or her dependents immediately prior to the date of such termination of employment (without giving effect to any reduction in such benefits constituting Good Reason). Such benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect as of the Participant's termination of employment (without giving effect to any reduction in such benefits constituting Good Reason); provided, however, that the Participant shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company which the Participant held immediately prior to the Change in Control. The Company may satisfy its obligation to provide a continuation of health insurance benefits by paying that portion of the Participant's premiums required under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") that exceed the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue such coverage under the Company's benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse the Participant for premiums (in excess of the Participant's premium cost described above) incurred by the Participant to obtain his or her own such coverage. If the Participant becomes eligible to receive such coverage under another employer's benefit plans during the applicable Benefit Period, the Participant shall report such eligibility to the Company, and the Company's obligations under this Section 5.2 shall be secondary to the coverage provided by such other employer's plans. For the balance of any period in excess of the applicable Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant's eligible dependents at the Participant's own expense. Notwithstanding the foregoing, a Participant may elect to receive benefits under any Retiree Medical Plan for which he or she is qualified as of the time of such Participant's termination of employment in lieu of receiving the corresponding health benefits (i.e., medical and/or dental) to which such Participant would be entitled pursuant to this Section 5.2, provided that such election shall not terminate the Participant's right to receive benefits pursuant to this Section 5.2 which are of a different class (i.e., medical, dental or life insurance) than those provided under the Retiree Medical Plan.
      Acceleration of Vesting of Options and Restricted Stock; Extension of Option Exercise Period. Notwithstanding any provision to the contrary contained in any agreement evidencing an Option or shares of Restricted Stock granted to a Participant, the vesting and exercisability of each of the Participant's outstanding Options and the vesting of the Participant's shares of Restricted Stock shall be accelerated in full effective as of the date of the Participant's termination of employment so that each Option and share of Restricted Stock held by the Participant shall be immediately exercisable and fully vested. Furthermore, notwithstanding any provision to the contrary contained in the agreement evidencing any such Option, the Option, to the extent unexercised on the date on which the Participant's employment terminated, may be exercised by the Participant (or the Participant's guardian or legal representative) at any time prior to the expiration of six (6) months (subject to extension to the extent provided by Section 13.3) after the date on which the Participant's employment terminated, but in any event no later than the date of expiration of the Option's term as set forth in the agreement evidencing such Option.
      Indemnification; Insurance.
        In addition to any rights a Participant may have under any indemnification agreement previously entered into between the Company and such Participant (a "Prior Indemnity Agreement"), from and after the date of the Participant's termination of employment, the Company shall indemnify and hold harmless the Participant against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that the Participant is or was a director, officer, employee or agent of the Company Group, or is or was serving at the request of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the date of the Participant's termination of employment, to the fullest extent permitted under applicable law, and the Company shall also advance fees and expenses (including attorneys' fees) as incurred by the Participant to the fullest extent permitted under applicable law. In the event of a conflict between the provisions of a Prior Indemnity Agreement and the provisions of this Plan, the Participant may elect which provisions shall govern.
        For a period of six (6) years from and after the date of termination of employment of a Participant who was an officer and/or director of the Company at any time prior to such termination of employment, the Company shall maintain a policy of directors' and officers' liability insurance for the benefit of such Participant which provides him or her with coverage no less favorable than that provided for the Company's continuing officers and directors but in any event no less favorable than that in effect immediately prior to the Change in Control.
    Federal Excise Tax Under Section 4999 of the Code
      Additional Payment. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise payable to the Participant (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code, or any similar or successor provision (the "Excise Tax"), the Company shall pay to the Participant within ninety (90) days of the date the Participant becomes subject to the Excise Tax (i.e., at the time such Payment is made), an additional amount (the "Gross- Up Payment") such that the net amount retained by the Participant from the Payments and the Gross-Up Payment, after deduction of (a) any Excise Tax on the Payments, (b) any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment and (c) any interest, penalties or additions to tax payable by the Participant with respect thereto, shall be equal to the Payments. Notwithstanding the foregoing, if the Payments would otherwise be subject to the Excise Tax but do not exceed the greatest amount of Payments that could be paid to the Participant without giving rise to the Excise Tax (the "Reduced Amount") by more than an amount equal to the lesser of $100,000 or five percent of the Payments, then no Gross-Up Payment shall be paid to the Participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
      Determination of Amounts.
        Determination by Accountants. All computations and determinations called for by this Section 6 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants selected by the Company and reasonably acceptable to the Participant (the "Accountants"). For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with such services.
        Determination of Excise Tax. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:
          Any payments or benefits received or to be received by the Participant in connection with transactions contemplated by a Change in Control event or the Participant's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company), shall be treated as "parachute payments" within the meaning of Section 280G of the Code or any similar or successor provision ("Section 280G"), and all "excess parachute payments" within the meaning of Section 280G shall be treated as subject to the Excise Tax, unless in the opinion of the Accountants such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G in excess of the base amount within the meaning of Section 280G, or are otherwise not subject to the Excise Tax.
          The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of the excess parachute payments within the meaning of Section 280G (after applying Section 6.2(b)(1) above).
          The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G.
        Determination of Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
      Notice and Contest of Claim.
        The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than sixty (60) calendar days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
          give the Company any information reasonably requested by the Company relating to such claim;
          take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Participant;
          cooperate with the Company in good faith in order to effectively contest such claim; and
          permit the Company to participate in any proceedings relating to such claim;

        provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after- tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

        The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Participant's consent if such position or resolution could reasonably be expected to adversely affect the Participant (including any other tax position of the Participant unrelated to the matters covered hereby).
      Adjustments.
        In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Participant to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.
        In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions to tax payable by the Participant with respect to such excess) at the time that the amount of such excess is finally determined.
        In the event that it is subsequently determined that, notwithstanding the Accountants' good faith determination of the Reduced Amount pursuant to Section 6.1, if applicable, the aggregate "parachute payments" within the meaning of Section 280G paid to the Participant are in an amount that would result in any portion of such parachute payments not being deductible by reason of Section 280G, then the Participant shall pay to the Company an amount equal to the sum of (1) the excess of the aggregate parachute payments paid to the Participant over the aggregate parachute payments that could have been paid to the Participant without any portion of such parachute payments not being deductible by reason of Section 280G; and (2) interest on the amount determined pursuant to clause (1) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of the Participant's receipt of such excess until the date of such payment. Notwithstanding the foregoing, if the aggregate reduction in Payments resulting from the initial application of Section 6.1 and the subsequent application of this Section 6.4(c) would exceed the lesser of $100,000 or five percent of the Payments, then this Section 6.4(c) shall not apply, and the Company shall direct the Accountants to compute and shall pay the Gross-Up Payment in accordance with the provisions of Section 6.1.
    Conflict in Benefits; Noncumulation of Benefits
      Effect of Plan. The terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Sections 4, 5 and 6.
      Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant's Participation Agreement and which expressly disclaims this Section 7.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4, 5 and 6 pursuant to (a) the Plan, (b) any agreement between the Participant and the Company or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Plan upon such events (plus any payments and benefits provided pursuant to a Retiree Medical Plan or a Prior Indemnity Agreement), and the aggregate amounts payable under this Plan shall be reduced to the extent of any excess (but not below zero).
    Exclusive Remedy

    The payments and benefits provided by Section 5 and Section 6 (plus any payments and benefits provided pursuant to a Retiree Medical Plan or a Prior Indemnity Agreement), if applicable, shall constitute the Participant's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant's Termination Upon a Change in Control. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change in Control with respect to which the payments and benefits described in Section 5 and Section 6, if applicable, have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Sections 7.2, in a duly executed employment agreement between Company and the Participant.

    Proprietary and Confidential Information

    The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company.

    Nonsolicitation

    If the Company performs its obligations to deliver the payments and benefits set forth in Section 5 and Section 6, then for a period equal to the Benefit Period applicable to a Participant following the Participant's Termination Upon a Change in Control, the Participant shall not, directly or indirectly, recruit, solicit or invite the solicitation of any employees of the Company to terminate their employment relationship with the Company.

    No Contract of Employment

    Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an "at-will" relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 14. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

    Arbitration
      Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
      Site of Arbitration. The site of the arbitration proceeding shall be in Palo Alto, California or any other site mutually agreed to by the Company and the Participant.
      Costs and Expenses Borne by Company. All costs and expenses of arbitration, including but not limited to reasonable attorneys' fees and other costs reasonably incurred by the Participant in connection with an arbitration in accordance with this Section 12, shall be paid by the Company. Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant's claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant's own attorneys' fees and costs.
    Successors and Assigns
      Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.
      Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.
      Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then (a) all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant's estate and (b) notwithstanding any provision to the contrary contained in any agreement evidencing an Option granted to the Participant, the period of time during which such Option may be exercised in accordance with such agreement or this Plan following the Participant's termination of employment shall be extended by the number of days between the date of the Participant's death and the date on which the executors, personal representatives or administrators of the Participant's estate determine the person who acquired the right to exercise such Option by reason of the Participant's death, but in any event the Option shall cease to be exercisable no later than the date of expiration of the Option's term as set forth in the agreement evidencing such Option.
    Notices
      General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
        if to the Company:

        Protein Design Labs, Inc.

        34801 Campus Drive

        Fremont, California 94555

        Attention: General Counsel

        if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

      Either party may provide the other with notices of change of address, which shall be effective upon receipt.

      Notice of Termination. Any termination by the Company of the Participant's employment during the Change in Control Period or any resignation by the Participant during the Change in Control Period shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.
    Termination and Amendment of Plan

    This Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant. This Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company.

    Miscellaneous Provisions
      Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company.
      No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 5.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
      No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.
      Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
      Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.
      Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
      Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
      Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.
      Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant's personal legal and financial advisers; and that the Participant has had adequate time to consult with the Participant's advisers before executing the Participation Agreement.
    Agreement

By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Plan was duly adopted by the Committee on October 10, 2001.

Douglas O. Ebersole, Secretary

legal/common/generalcorp/execsevplan/ExecRetSevPlan011010final

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

PROTEIN DESIGN LABS, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

Agreement to Participate in the

Protein Design Labs, Inc.

Executive Retention and Severance Plan

Adopted October 10, 2001

In consideration of the benefits provided by the Protein Design Labs, Inc. Executive Retention and Severance Plan (the "Plan"), the undersigned employee of Protein Design Labs, Inc. (the "Company") and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions. All references to a "Participant" in the Plan shall be deemed to refer to the undersigned.

The undersigned employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that Company has encouraged the undersigned to consult with the undersigned's personal legal and financial advisers; and that the undersigned has had adequate time to consult with the undersigned's advisers before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The undersigned employee further acknowledges that (1) by accepting the arbitration provision set forth in Section 12 of the Plan, the undersigned is waiving any right to a jury trial in the event of any dispute covered by such provision and (2) except as otherwise established in an employment agreement between the Company and the undersigned, the employment relationship between the undersigned and the Company is an "at-will" relationship.

Executed on _________________________.

PARTICIPANT Signature Name Printed Address PROTEIN DESIGN LABS, INC. By:_____________________________ Title: ________________________

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

RELEASE OF CLAIMS

This Agreement is by and between [name of employee] ("Employee") and [Protein Design Labs, Inc. or successor that agrees to assume all of the terms and provisions of the Executive Retention and Severance Plan following a Change in Control] (the "Company"). This Agreement is effective on the day it is signed by Employee (the "Effective Date").

RECITALS

    Employee was employed by the Company as of ____________.
    Employee and the Company entered into an Agreement to Participate in the Protein Design Labs, Inc. Executive Retention and Severance Plan (such agreement and plan being referred to herein as the "ERS Plan") effective as of ___________ wherein Employee is entitled to receive certain benefits upon a termination due to a change in control, provided Employee signs a Release.
    [briefly describe change in control]
    Employee's employment is being terminated upon a change in control, as defined in the ERS Plan. Employee's last day of work and termination is effective as of _____________________ (the "Termination Date"). Employee desires to receive the benefits provided in the ERS Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:
    Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the ERS Plan in accordance with the terms of the ERS Plan.

    Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company's obligations under the ERS Plan. Employee further acknowledges that s/he has been paid all wages and accrued, unused vacation that Employee earned during his/her employment with the Company.

    Employee and his/her successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee's employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee pursuant to Sections 5.4 or 6.4(b) of the ERS Plan or pursuant to a Retiree Medical Plan or Prior Indemnity Agreement (as such terms are defined by the ERS Plan).
    Employee acknowledges that s/he has read Section 1542 of the Civil Code of the State of California, which states in full:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

    Employee waives any rights that s/he has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that s/he may lawfully waive such rights pertaining to this general release of claims, and affirms that s/he is releasing all known and unknown claims that s/he has or may have against the parties listed above.

    Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the ERS Plan, (iii) any Retiree Medical Plan or Prior Indemnity Agreement (as such terms are defined by the ERS Plan) under which Employee is a beneficiary or to which Employee is a Party, and (iv) any stock option or stock purchase agreements between the Company and Employee.
    This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
    The parties agree that any and all disputes that both 1) arise out of the ERS Plan, the interpretation, validity or enforceability of the ERS Plan or the alleged breach thereof and 2) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to binding arbitration pursuant to Section 12 of the ERS Plan.
    The parties agree that any and all disputes that 1) do not arise out of the ERS Plan, the interpretation, validity or enforceability of the ERS Plan or the alleged breach thereof and 2) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be subject to binding arbitration, to the extent permitted by law, in Palo Alto, California or any other cite mutually agreed to by the Company and Employee, before the American Arbitration Association, as provided in this paragraph. The parties agree to and hereby waive their rights to jury trial as to such matters to the extent permitted by law; provided however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. The Company shall bear the costs of the arbitrator, forum and filing fees and each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.
    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT S/HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT S/HE IS GIVING UP ANY LEGAL CLAIMS S/HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT S/HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.
Dated:__________________________	____________________________ [Employee Name]
Dated:___________________________	[Company] By:_____________________________